Exhibit 5.1

910 LOUISIANA HOUSTON, TEXAS 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 BakerBotts.com	AUSTIN BEIJING BRUSSELS DALLAS DUBAI HONG KONG HOUSTON	LONDON MOSCOW NEW YORK PALO ALTO RIYADH SAN FRANCISCO WASHINGTON

August 14, 2020

Helix Energy Solutions Group, Inc.
3505 West Sam Houston Parkway North, Suite 400
Houston, Texas 77043

Ladies and Gentlemen:

In connection with the issuance by Helix Energy Solutions Group, Inc., a Minnesota corporation (the “Company”), of an aggregate of 200,000,000 principal amount of the Company’s 6.75% Convertible Senior Notes due 2026 (the “Notes”), pursuant to (i) the Registration Statement on Form S-3 (Registration No. 333-234325) (the “Registration Statement”), which was filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and (ii) the related prospectus dated October 25, 2019, as supplemented by the prospectus supplement relating to the sale of the Notes dated August 11, 2020 (as so supplemented, the “Prospectus”), as filed by the Company with the Commission pursuant to Rule 424(b) under the Act, certain legal matters with respect to the Notes are being passed upon for the Company by us. At your request, this letter is being furnished to you for filing as Exhibit 5.1 to the Company’s Current Report on Form 8-K to be filed with the Commission on the date hereof (the “Form 8-K”).

The Registration Statement has been filed with the Commission and became effective under the Act upon filing. The Prospectus has been filed by the Company with the Commission pursuant to Rule 424(b) under the Act, including all documents incorporated by reference therein. On August 11, 2020, the Company entered into an Underwriting Agreement (the “Underwriting Agreement”) with Wells Fargo Securities, LLC and Evercore Group L.L.C., as representatives of the several underwriters named therein (the “Underwriters”), providing for the issuance and sale by the Company to the Underwriters of the Notes.

The opinion set forth herein relates only to certain matters regarding the Notes. In our capacity as your counsel in the connection referred to above, we have examined originals, or copies, certified or otherwise identified, of (i) the 2005 Amended and Restated Articles of Incorporation of the Company and the Second Amended and Restated By-laws of the Company, each as amended to date; (ii) the Underwriting Agreement, filed as an exhibit to the Form 8-K; (iii) the Indenture, dated as of August 14, 2020 (the “Base Indenture”), between the Company, as issuer, and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), filed as Exhibit 4.1 to the Form 8-K, pursuant to which debt securities may be issued; (iv) the First Supplemental Indenture between the Company and the Trustee, filed as Exhibit 4.2 to the Form 8-K (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), pursuant to which the Notes will be issued; (v) corporate records of the Company; (vi) certificates of public officials and of officers and other representatives of the Company; and (vii) statutes and such other records, certificates, documents and instruments and documents as we have deemed necessary or advisable as a basis for the opinion hereinafter expressed.

Helix Energy Solutions Group, Inc.	-2-	August 14, 2020

In giving such opinion, we have relied, to the extent we deemed proper, without independent investigation, upon certificates, statements and other representations of officers and other representatives of the Company and of governmental and public officials with respect to the accuracy and completeness of the material factual matters contained therein or covered thereby. In connection with this opinion, we have assumed, without independent investigation, that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are accurate and complete, that all documents submitted to us as certified or photostatic copies are true and correct copies of the originals thereof, that such original copies are accurate and complete and that all information submitted to us was accurate and complete. We have also assumed that the Notes will be offered and sold in compliance with applicable federal and state securities laws and in the manner described in the Prospectus and in accordance with the terms of the Underwriting Agreement. We have also assumed that the Base Indenture and the Supplemental Indenture has been or will be duly authorized, executed and delivered by the Trustee and will represent a valid and legally binding obligation of the Trustee. We have also assumed that the Base Indenture, the Supplemental Indenture and the Notes have been or will be duly authorized, executed and delivered by the Company.

On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Notes, when they have been duly authorized, executed, authenticated, issued and delivered in accordance with the provisions of the Indenture and duly purchased and paid for in accordance with the terms of the Underwriting Agreement, and when authenticated by the Trustee in the manner provided in the Indenture and delivered through the facilities of The Depository Trust Company against payment of the purchase price therefor, will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforceability thereof may be subject to (i) bankruptcy, insolvency, fraudulent conveyance or transfer, reorganization, moratorium or similar laws of general applicability relating to or affecting creditors’ rights and remedies, (ii) general principles of equity, comity and public policy (regardless of whether enforcement is sought in a proceeding at law or in equity), (iii) the discretion of the court before which any proceeding may be brought or (iv) applicable law relating to fiduciary duties and indemnification and contribution and any implied covenant of good faith and fair dealing.

We have relied as to matters of Minnesota law upon the opinion of Maslon LLP filed as Exhibit 5.2 to the Form 8-K. The opinion set forth above is limited in all respects to the contract law of the State of New York and the applicable federal laws of the United States, in each case as in effect on the date hereof.

We hereby consent to the filing of this letter with the Commission as Exhibit 5.1 to the Form 8-K. We also consent to the reference to our Firm under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Baker Botts L.L.P.